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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)

                                 March 23, 2001


                              COMPUTER MOTION, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                    000-22755                 77-0458805
(State or other jurisdiction    (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)


          130-B Cremona Drive, Goleta, California                93117
          (Address of principal executive offices)             (Zip Code)

       Registrant's telephone number, including area code: (805) 685-3729

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ITEM 5. OTHER EVENTS

         On February 16, 2001, Computer Motion, Inc. (the "Company") sold and issued 10,024 shares of Series B Convertible Preferred Stock (the "Preferred Stock") at a purchase price of $1,000 per share for an aggregate amount of $10,024,000, and concurrently therewith issued warrants for the purchase of up to 577,931 shares of the Company's Common Stock (the "Warrants"), in a private placement with several investors. Prior to the closing of this private placement, the Company filed a Certificate of Designations Setting forth the Preferences, Rights and Limitations of the Series B Convertible Preferred Stock with the Delaware Secretary of State (the "Certificate").

         In accordance with the Certificate, the Preferred Stock bears a cumulative dividend of 4.9% per annum. Certain investors, however, agreed to waive their right to receive this dividend in exchange for a three year option to purchase shares of the Company's Common Stock, for a purchase price of $5.77 per share, in the event of a firm commitment, registered, follow-on offering of the Company's Common Stock. Until and unless the Company receives stockholder approval for the private placement, the number of shares of the Company's Common Stock issuable upon conversion of the Preferred Stock is limited to a maximum of 19.9% of the Company's total outstanding Common Stock. The Certificate provides that the Preferred Stock may be converted at any time at the election of the holders of Preferred Stock. The Preferred Stock is initially convertible into that number of Common Shares determined by dividing the aggregate purchase price of the Preferred Stock by $5.77, which is 110% of the five day average of the closing price for the Company's Common Stock as quoted on the NASDAQ National Market immediately prior to the closing date of the private placement (the "Initial Conversion Price"). The Initial Conversion Price is subject to adjustment on the six month and nine month anniversaries of the Closing Date, whereupon the conversion price shall be subject to reset to the average of the 10 lowest closing prices for the Company's Common Stock as quoted on the NASDAQ National Market during the 20 consecutive dates immediately prior to each adjustment date if such average is lower than the Initial Conversion Price; provided, however, that the conversion price shall not be reset below $2.72.

         The Preferred Stock will also automatically convert into shares of Common Stock at the then applicable conversion price if (i) the Company has completed a bona fide public registered equity financing, the net proceeds of which exceed $20,000,000 and the price per share of the securities sold in such equity financing is greater than $11.54, or (ii) the closing price for the Company's Common Stock as quoted on the NASDAQ National Market for any 30 consecutive trading days is equal to or greater than $11.54. In addition, unless previously converted, on the third anniversary of the Closing Date, at the Company's election, the Preferred Stock shall either (i) be converted into Common Stock of the Company based upon then applicable conversion rate, subject to certain limitation on the aggregate amount of Common Stock that may be issued the Preferred Stock holders, or (ii) redeemed for a cash amount equal to the stated value of the Preferred Stock plus accumulated dividends. The terms of the Preferred Stock provide for other rights including antidilution protection and additional redemption rights.

         The Company has agreed to file a registration statement on Form S-3 for the resale of the shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants.

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         The foregoing discussion is qualified in its entirety by the provisions of the documents filed as exhibits hereto. Such provisions are incorporated by reference thereto.

ITEM 7.  EXHIBITS

     4.1 Certificate of Designations Setting Forth the Preferences, Rights, and Limitations of the Series B Convertible Preferred Stock, filed on February 16, 2001.

     4.2 Registration Rights Agreement, dated as of February 16, 2001, by and between Computer Motion, Societe Generale, Catalpa Enterprises, Ltd., Jeffrey O. Henly, Robert W. Duggan, Mahkam Zanganeh, Baystar Capital, LP, and Baystar International, Ltd.

     4.3    Form of Warrant for the purchase of Common Stock of Computer Motion,
            Inc.

     4.4 Letter dated February 28, 2001 from Computer Motion to Catalpa Enterprises, Ltd., Jeffrey O. Henley, Robert W. Duggan and Mahkam Zanganeh.

    10 Securities Purchase Agreement, dated February 16, 2001, by and between Computer Motion, Societe Generale, Catalpa Enterprises, Ltd., Jeffrey O. Henley, Robert W. Duggan, Mahkam Zanganeh, Baystar Capital, LP, and Baystar International, Ltd.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            COMPUTER MOTION, INC.

March 23, 2001                              /s/ ROBERT W. DUGGAN
                                            ------------------------------------
                                            Robert W. Duggan
                                            Chairman and Chief Executive Officer

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                                  EXHIBIT INDEX

   EXHIBIT                                DESCRIPTION                                  SEQUENTIAL PAGE
   NUMBER                                                                                   NUMBER

     4.1    Certificate of Designations Setting Forth the Preferences, Rights,       Electronically Filed
            and Limitations of the Series B Convertible Preferred Stock, filed on February 16, 2001.

     4.2    Registration Rights Agreement, dated as of February 16, 2001, by and     Electronically Filed
            between Computer Motion, Societe Generale, Catalpa Enterprises,
            Ltd., Jeffrey O. Henly, Robert W. Duggan, Mahkam Zanganeh, Baystar
            Capital, LP, and Baystar International, Ltd.

     4.3    Form of Warrant for the purchase of Common Stock of Computer Motion,     Electronically Filed
            Inc.

     4.4    Letter dated February 28, 2001 from Computer Motion to Catalpa
            Enterprises, Ltd., Jeffrey O. Henley, Robert W. Duggan and Mahkam
            Zanganeh.

    10      Securities Purchase Agreement, dated February 16, 2001, by and           Electronically Filed
            between Computer Motion, Societe Generale, Catalpa Enterprises,
            Ltd., Jeffrey O. Henley, Robert W. Duggan, Mahkam Zanganeh, Baystar
            Capital, LP, and Baystar International, Ltd.